UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 27, 2012

Date of Report (Date of earliest event reported)

GALECTIN THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

NEVADA	001-31791	04-3562325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 WELLS AVENUE

NEWTON, MASSACHUSETTS 02459

(Address of principal executive offices) (Zip Code)

(617) 559-0033

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On August 27, 2012, Galectin Therapeutics Inc. (“the Company”) appointed Harold H. Shlevin, Ph.D., as the Company’s Chief Operating Officer, effective October 1, 2012. Dr. Shlevin succeeds, as of October 1, 2012, Maureen Foley, who helped found the Company and served as its Chief Operating Officer since its inception and as its corporate secretary. The Company announced the appointment of Dr. Shlevin in a press release dated August 29, 2012, attached hereto as Exhibit 99.1.

Dr. Shlevin, age 62, has been employed at the Georgia Institute of Technology’s Advanced Technology Development Center as Principle and Manager of bioscience commercialization efforts since November 2009, where he has assisted faculty in identifying technology worthy of commercialization, catalyzed formation of new start-up bioscience companies, and mentored new company management. From October 2008 to November 2009, he served as Head of Operations and Commercial Development for Altea Therapeutics Corporation, an advanced drug delivery company focused on the delivery of therapeutic levels of water-soluble biotherapeutics and small drugs through the skin. At Altea, he was responsible for pharmaceutical research and development, clinical research, regulatory affairs, engineering, clinical and commercial manufacturing, quality assurance, information technology, facility operations and finance. From July 2006 to September 2008, Dr. Shlevin served as the President and Chief Executive Officer of Tikvah Therapeutics, Inc., a start-up pharmaceutical enterprise focused on later-stage development of neuroscience therapeutics. From May 2000 to January 2006, he served as President and CEO of Solvay Pharmaceuticals, Inc. (US). In January 2006, he was promoted to a global senior Vice President role within Solvay Pharmaceuticals, SA and member of the Board of Solvay Pharmaceuticals, SA. See the press release attached hereto as Exhibit 99.1 for more information regarding Dr. Shlevin and his prior business experience.

On August 27, 2012, the Company and Dr. Shlevin entered into an employment agreement (the “Agreement”) in conjunction with Dr. Shlevin’s appointment as the Company’s Chief Operating Officer. The Agreement provides for an initial term from October 1, 2012 through December 31, 2014, and automatically renews for additional one-year periods unless otherwise terminated pursuant to the terms of the Agreement by either party. In accordance with the terms of the Agreement, Dr. Shlevin will receive an initial base salary of $200,000 per year and will receive an annual performance bonus for calendar year 2013 between $20,000 and $40,000, based on the achievement of individual performance goals. He will be eligible for a performance bonus for calendar year 2014 of up to $50,000, based on individual and Company performance. The Agreement also provides for a one-time signing bonus of $25,000 and a grant of options to purchase 250,000 shares of the Company’s common stock. The exercise price of the options is equal to the closing price of the Company’s stock price on August 27, 2012, and 50,000 shares vested upon execution of the Agreement, 50,000 shares will vest on December 31, 2012, 75,000 shares will vest on December 31, 2013, and 75,000 shares will vest on December 31, 2014. The options were granted pursuant to the Company’s Amended and Restated 2009 Incentive Compensation Plan and expire ten years after the date of grant.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated August 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALECTIN THERAPEUTICS INC.

By:	/s/ Thomas A. McGauley
Thomas A. McGauley Chief Financial Officer

Date: August 29, 2012